eFunds Reports Fourth-Quarter and Full-Year 2004 Results

Fourth-Quarter Net Income up 12 percent over Prior Year;

Full-Year 2004 Net Income up 41 percent;

Company Announces $100 Million Stock Repurchase Program

Scottsdale, Ariz., Feb. 23, 2005 — eFunds Corporation (NYSE: EFD), a leading provider of electronic payments, risk management and global outsourcing solutions, today reported its financial results for the fourth quarter and full-year ended December 31, 2004.

Fourth Quarter 2004
For the fourth quarter of 2004, the Company reported net income of $11.3 million, or $0.22 per diluted share, compared with net income of $10.1 million, or $0.21 per diluted share, in the fourth quarter of 2003. Operating income was $16.4 million, or 12.6 percent of net revenue, compared to operating income of $13.0 million, or 9.6 percent of net revenue, reported in the fourth quarter of 2003. Net revenue decreased $4.9 million to $130.5 million in the fourth quarter of 2004, compared to net revenue of $135.4 million reported in the fourth quarter of 2003. This decrease was principally due to the sale of the Company’s ATM portfolio in November 2004.

Full-Year 2004
For the year ended Dec. 31, 2004, net income increased to $40.8 million, or $0.83 per diluted share, compared to net income of $28.9 million, or $0.61 per diluted share, reported in 2003. Reported operating income increased $19.8 million to $58.5 million, or 10.6 percent of net revenue in 2004, as compared to operating income of $38.7 million, or 7.3 percent of net revenue, reported in 2003.

eFunds recorded net revenue of $552.1 million for the year ended Dec. 31, 2004, compared to net revenue of $532.1 million recorded in 2003.

“2004 was an outstanding year for eFunds,” concluded Paul F. Walsh, Chairman and Chief Executive Officer. “We focused on fulfilling our ‘back-to-basics’ agenda, significantly improving our operating and financial performance, and bringing both organic and acquired growth back to eFunds.”

Walsh added, “With the sale of our ATM portfolio, we narrowed our focus around electronic payments, risk management and outsourcing solutions and solidified our commitment to the continued expansion of these businesses.”

“I am also pleased to report that our Board has approved a $100 million stock repurchase program,” Walsh announced. “ Under this program, we will be making purchases in the open market, through negotiated arrangements and as block transactions in accordance with the applicable laws at prices not to exceed $25 per share. With our excellent balance sheet and strong operating cash flows, we believe this program represents a prudent use of our capital and reflects our commitment to enhancing value to our stockholders,” Walsh explained.

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The Company also announced that it has recently entered into a $100 million revolving credit facility with a syndicate of banks led by JP Morgan Chase Bank. This facility is designed to provide the Company with the liquidity needed to fund short-term settlement obligations and pursue its program of complementary acquisitions that support its solutions-based strategy.

2005 Guidance
eFunds expects full-year net revenues for 2005 to increase approximately 8 to 12 percent on a combined organic and acquisitive basis over the $431 million baseline revenue achieved across eFunds’ three remaining segments – electronic payments, risk management and outsourcing – in 2004.

The Company expects net income to increase 17 to 22 percent in 2005 over the net income of $40.8 million reported in 2004. The Company expects to generate operating cash flows in 2005 consistent with the level achieved in 2004.

The foregoing expectations reflect the following assumptions:

•	An effective annualized tax rate of approximately 33 percent;

•	Cash outlays for capital expenditures and product development of approximately $40 million;

•	Cash outlays for acquisitions are expected to approximate $75 — $125 million; and

•	The substantial completion of the Company’s $100 million stock buyback program.

The foregoing does not give effect to the adoption of recent accounting pronouncements requiring the expensing of stock based compensation in 2005.

Conference Call
eFunds will hold a one-hour conference call today at 10 a.m. ET to discuss the Company’s fourth-quarter and full-year 2004 financial performance. To listen to the conference call, dial 800-399-5351. International callers should dial 001-706-643-1939. The call will also be broadcast on the Company’s Web site at www.efunds.com under “Investor Relations.” Interested parties are encouraged to click on the webcast link 10 to 15 minutes prior to the start of the conference call.

A replay of the conference call will be available beginning two hours after the call’s completion and will play through midnight ET on March 2, 2005. The replay may be accessed by dialing 800-642-1687 (international callers should dial 001-706-645-9291) and entering the conference ID number 3616172. Additionally, the conference call replay will be available via eFunds’ Web site at www.efunds.com.

About eFunds
eFunds Corporation (NYSE: EFD) is an industry leader with nearly thirty years of experience and expertise in electronic payments and risk management. eFunds and its subsidiaries offer electronic transaction processing, risk management and related outsourcing solutions to financial services companies, government agencies, retailers, and telecommunications providers around the world. Committed to providing excellent customer service and award-winning products, eFunds enables its clients to reduce transaction and infrastructure costs, detect potential fraud and enhance relationships with their customers. www.eFunds.com.

Statements made in this release concerning the Company’s or management’s intentions, expectations, or predictions about future results or events are ”forward-looking statements’’ within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are necessarily subject to risks and uncertainties that could cause actual results to vary from stated expectations, and such variations could be material and adverse. Factors that could result in such a variation include, but are not limited to, the inherent unreliability of earnings and revenue growth predictions due to numerous factors, including many beyond the Company’s control, potential difficulties, delays and unanticipated expenses inherent in the development and marketing of new products and services, competitive factors, and the numerous risks and potential additional costs, disruptions and delays associated with the establishment of new business initiatives. Additional information concerning these and other factors that could cause actual results to differ materially from the Company’s current expectations is contained in the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2004.

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EFUNDS CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended December 31,
	2004		2003
(in thousands, except per share amounts)
Net revenue	$130,496	100.0%	$135,429	100.0%

Operating expenses
Processing, communication and service costs	44,771	34.3%	57,042	42.1%
Employee costs	46,772	35.9%	43,492	32.1%
Depreciation and amortization	8,523	6.5%	9,338	6.9%
Other operating costs	11,664	8.9%	12,354	9.1%
Restructuring, asset impairment and other charges	2,341	1.8%	1,564	1.2%
Contract loss reversal	—	0.0%	(1,400)	-1.0%

Total operating expenses	114,071	87.4%	122,390	90.4%

Income from operations	16,425	12.6%	13,039	9.6%
Other (expense) income — net	(242)	-0.2%	1,212	0.9%

Income before income taxes	16,183	12.4%	14,251	10.5%
Provision for income taxes	(4,856)	-3.7%	(4,160)	-3.0%

Net income	$11,327	8.7%	$10,091	7.5%

Shares outstanding
Basic	48,967		47,108

Diluted	50,653		48,426

Earnings per share
Basic	$0.23		$0.21

Diluted	$0.22		$0.21

EFUNDS CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Year Ended December 31,
	2004		2003
(in thousands, except per share amounts)
Net revenue	$552,148	100.0%	$532,054	100.0%

Operating expenses
Processing, communication and service costs	217,736	39.4%	230,724	43.4%
Employee costs	189,762	34.4%	179,896	33.8%
Depreciation and amortization	36,201	6.6%	35,385	6.6%
Other operating costs	46,325	8.4%	46,780	8.8%
Restructuring, asset impairment and other charges	3,093	0.5%	4,209	0.8%
Contract loss provision (reversal)	501	0.1%	(3,650)	-0.7%

Total operating expenses	493,618	89.4%	493,344	92.7%

Income from operations	58,530	10.6%	38,710	7.3%
Other (expense) income — net	(218)	0.0%	1,157	0.2%

Income before income taxes	58,312	10.6%	39,867	7.5%
Provision for income taxes	(17,494)	-3.2%	(10,959)	-2.1%

Net income	$40,818	7.4%	$28,908	5.4%

Shares outstanding
Basic	48,201		46,854

Diluted	49,405		47,239

Earnings per share
Basic	$0.85		$0.62

Diluted	$0.83		$0.61

EFUNDS CORPORATION
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2004	2003
(in thousands)	(unaudited)
Current assets:
Cash and cash equivalents	$362,617	$158,106
Deposits subject to compensating balance arrangements	868	472
Restricted custodial cash	2,392	4,168
Accounts receivable — net	73,505	63,841
Other current assets	29,182	29,722

Total current assets	468,564	256,309

Property and equipment — net	50,320	49,629
Long-term investments	2,853	3,243
Intangibles-net and other non-current assets	121,224	203,156

Total assets	$642,961	$512,337

Current liabilities:
Accounts payable	$21,984	$26,585
Accrued liabilities	100,304	59,546
Accrued contract losses	1,162	1,890
Long-term debt due within one year	1,955	5,586

Total current liabilities	125,405	93,607

Long-term deferred revenue	37,539	—
Long-term debt	3,569	1,667
Other long-term liabilities	2,244	15,401

Total liabilities	168,757	110,675

Stockholders’ equity:
Common stock	493	473
Additional paid-in capital	446,825	418,496
Retained earnings (accumulated deficit)	23,231	(17,587)
Accumulated other comprehensive income	3,655	280

Stockholders’ equity	474,204	401,662

Total liabilities and stockholders’ equity	$642,961	$512,337

EFUNDS CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Year Ended
	December 31,
	2004	2003
(in thousands)
Cash flows from operating activities:
Net income	$40,818	$28,908
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	14,689	14,768
Amortization of intangibles	21,512	20,617
Loss on impairment or disposals of assets	769	1,731
Provision (reversal) for contract losses	501	(3,650)
Changes in assets and liabilities
Restricted custodial cash	1,776	(1,122)
Accounts receivable	(13,801)	(209)
Accounts payable	(1,999)	(8,130)
Other assets and liabilities	5,331	20,535

Net cash provided by operating activities	69,596	73,448

Cash flows from investing activities:
Capital expenditures	(28,651)	(21,954)
Acquisitions	(6,079)	(27,456)
Proceeds from sale of property and equipment	—	13,310
Proceeds from sale of ATM portfolio	152,056	—
Other	(712)	(1,748)

Net cash provided by (used in) investing activities	116,614	(37,848)

Cash flows from financing activities:
Payments on long-term debt	(6,367)	(3,248)
Issuance of common stock	24,668	6,267

Net cash provided by financing activities	18,301	3,019

Net increase in cash and cash equivalents	204,511	38,619
Cash and cash equivalents at beginning of period	158,106	119,487

Cash and cash equivalents at end of period	$362,617	$158,106

EFUNDS CORPORATION
SEGMENT SUMMARY DATA
(Unaudited)

	Three Months Ended
	December 31,		Change
	2004	2003	$	%
(in thousands)
Net revenue:
Electronic payments	$52,931	$50,239	2,692	5%
Risk management	33,103	31,605	1,498	5%
Global outsourcing	26,510	20,147	6,363	32%
ATM management	17,952	33,438	(15,486)	-46%

Total net revenue	130,496	135,429	(4,933)	-4%

Operating expenses:
Processing, employee and other costs -
Electronic payments	40,268	36,021	4,247	12%
Risk management	18,718	20,781	(2,063)	-10%
Global outsourcing	16,009	14,204	1,805	13%
ATM management	17,167	32,049	(14,882)	-46%

Total processing, employee and other costs	92,162	103,055	(10,893)	-11%

Allocated overhead -
Electronic payments	2,599	2,615	(16)	-1%
Risk management	2,439	2,418	21	1%
Global outsourcing	1,708	1,981	(273)	-14%
ATM management	1,750	1,837	(87)	-5%
Corporate	11,072	10,320	752	7%

Total allocated overhead	19,568	19,171	397	2%

Restructuring, asset impairment
and other charges, net of contract
loss reversal -
Electronic payments	362	189	173	92%
Risk management	363	(60)	423	*
Global outsourcing	1,062	35	1,027	*
ATM management	362	—	362	*
Corporate	192	—	192	*

Total restructuring, asset impairment and other charges, net of contract loss reversal	2,341	164	2,177	*

Income (loss) from operations:
Electronic payments	9,702	11,414	(1,712)	-15%
Risk management	11,583	8,466	3,117	37%
Global outsourcing	7,731	3,927	3,804	97%
ATM management	(1,327)	(448)	(879)	*
Corporate	(11,264)	(10,320)	(944)	-9%

Total income from operations	$16,425	$13,039	3,386	26%

* Represents an increase or decrease greater than 100%.

EFUNDS CORPORATION
SEGMENT SUMMARY DATA
(Unaudited)

	Year Ended
	December 31,		Change
	2004	2003	$	%
(in thousands)
Net revenue:
Electronic payments	$203,609	$183,556	20,053	11%
Risk management	140,099	129,560	10,539	8%
Global outsourcing	87,121	79,141	7,980	10%
ATM management	121,319	139,797	(18,478)	-13%

Total net revenue	552,148	532,054	20,094	4%

Operating expenses:
Processing, employee and other costs -
Electronic payments	157,986	135,773	22,213	16%
Risk management	80,274	89,138	(8,864)	-10%
Global outsourcing	60,736	64,070	(3,334)	-5%
ATM management	113,337	131,939	(18,602)	-14%

Total processing, employee and other costs	412,333	420,920	(8,587)	-2%

Allocated overhead -
Electronic payments	11,398	8,370	3,028	36%
Risk management	9,476	10,084	(608)	-6%
Global outsourcing	6,670	8,088	(1,418)	-18%
ATM management	7,957	7,437	520	7%
Corporate	42,190	37,886	4,304	11%

Total allocated overhead	77,691	71,865	5,826	8%

Restructuring, asset impairment,
other charges and contract loss
provision (reversal) -
Electronic payments	1,540	(1,082)	2,622	*
Risk management	355	824	(469)	-57%
Global outsourcing	1,103	877	226	26%
ATM management	371	244	127	52%
Corporate	225	(304)	529	*

Total restructuring, asset impairment, other charges and contract loss provision (reversal)	3,594	559	3,035	*

Income (loss) from operations:
Electronic payments	32,685	40,495	(7,810)	-19%
Risk management	49,994	29,514	20,480	69%
Global outsourcing	18,612	6,106	12,506	*
ATM management	(346)	177	(523)	*
Corporate	(42,415)	(37,582)	(4,833)	-13%

Total income from operations	$58,530	$38,710	19,820	51%

* Represents an increase or decrease greater than 100%.

EFUNDS CORPORATION
SUPPLEMENTAL REVENUE DATA
(Unaudited)

	Three Months Ended December 31,			Year Ended December 31,
	2004	2003	% Change	2004	2003	% Change
(in millions)
Electronic Payments
EFT processing	$29.8	$27.8	7%	$111.0	$102.2	9%
Government services (EBT)	13.5	13.4	1%	56.4	50.3	12%
Software sales	9.6	9.0	7%	36.2	31.1	16%

	$52.9	$50.2	5%	$203.6	$183.6	11%

Risk Management
Financial Institution products	$28.6	$26.6	8%	$121.6	$108.7	12%
Retail products	4.5	5.0	-10%	18.5	20.9	-11%

	$33.1	$31.6	5%	$140.1	$129.6	8%

Global Outsourcing
BPO	$15.1	$9.8	54%	$54.1	$39.3	38%
IT services	11.4	10.3	11%	33.0	39.8	-17%

	$26.5	$20.1	32%	$87.1	$79.1	10%

ATM Management	$18.0	$33.4	-46%	$121.3	$139.8	-13%